Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

OF

CANFIELD MEDICAL SUPPLY, INC.

Robert Nistico hereby certifies that:

1. He is the Chairman of the Board and Chief Executive Officer of Canfield Medical Supply, Inc. (the “Corporation”), a Colorado corporation.

2. Article I of the Articles of Incorporation of this Corporation is hereby amended to read in its entirety as follows:

“The name of the Corporation shall be "Splash Beverage Group, Inc."

3. Article II of the Articles of Incorporation of this Corporation is hereby amended to read in its entirety as follows:

“Section 1: Number. The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares of common stock of one class, all with no par value and Five Million (5,000,000) shares of preferred stock, all with no par value, to have such classes and preferences as the Board of Directors may determine from time to time.”

4. The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the board of directors.

5. The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Article 110 of the Colorado Revised Statutes. At the record date for the meeting at which such approval occurred, the Corporation had only one class of shares designated Common Stock, and the number of outstanding shares entitled to vote with respect to the foregoing amendment was 69,393,980. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required of each class entitled to vote is a majority (greater than 50%).

The undersigned Robert Nistico declares this 6th day of July 2020, at the City of Fort Lauderdale, FL, under penalty of perjury under the laws of the State of Colorado that he has read the foregoing certificate, each knows the contents thereof and that the matters set forth in this certificate are true and correct of his own knowledge.

CANFIELD MEDICAL SUPPLY, INC.

By:	/s/ Robert Nistico
Robert Nistico
Chairman of the Board and Chief Executive Officer